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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made and entered into as of April 17, 2000, by and among H.T.E., INC., a Florida corporation (hereinafter called the "Company") and JAMES T. VICKERS (hereinafter called the "Executive").

                                 R E C I T A L S

         The Executive and the Company have agreed that the Executive shall be employed by the Company pursuant to the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       Employment.

                  1.1 Cancellation of Prior Employment Agreement and Establishment of New Employment Agreement and Term. The Executive has been employed by the Company, prior to the day hereof pursuant to certain agreements and/or understandings (the "prior employment agreement"), the terms and provisions of which are canceled effective with the date hereof; and the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company on the terms and conditions set forth herein. Notwithstanding the above cancellation of Executive's prior employment agreement, Executive's date of hire under this Agreement for all purposes, including vacation accrual and other employee benefits, shall be his original date of hire, April 1, 1991.

                  1.2 Duties of Executive. During the term of this Agreement, the Executive shall serve as Vice President of Sales and Marketing of the Company, and shall diligently perform all services as may be assigned to him by the Board of Directors or the Chief Executive Officer of the Company and consistent with his position and shall exercise such power and authority as may from time to time be delegated to him by Company subject to the customary supervision of the executive officers of Company. Initially, the Executive shall report to Joseph M. Loughry, III, President and CEO. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive shall not be prohibited from giving attention to personal business matters and the like, including service on charitable or public service boards, so long as such other matters do not interfere with Executive's obligations under this Agreement.

         2.       Term.

                  2.1 Initial Term. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on April 17, 2000 (the "Commencement Date") and shall expire on December 31, 2000, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

                  2.2 Renewal Terms. At the end of the Initial Term, this Agreement shall automatically renew and continue until terminated by either party hereto upon one hundred twenty (120) days prior written


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notice, subject to earlier termination of this Agreement as provided herein.

                  2.3 Expiration Date. The date on which the term of this Agreement shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the Expiration Date.

         3.       Compensation.

                  3.1 Base Salary. The Executive shall receive an initial base salary at the annual rate of One Hundred Thirty-five Thousand Dollars ($135,000) (the "Base Salary"), with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Company's Board of Directors, be increased at any time or from time to time.

                  3.2 Bonuses. During the term of this Agreement beginning April 1, 2000, the Executive shall be eligible to receive periodic bonuses (the "Incentive Compensation") pursuant to the Vice President of Sales and Marketing Incentive Compensation Plan (the "Incentive Compensation Plan"), a copy of which plan for the remainder of year 2000 is attached hereto as Exhibit A. Each period for which Incentive Compensation is payable under the Incentive Compensation Plan is sometimes hereinafter referred to as a Bonus Period.

         4.       Expense Reimbursement and Other Benefits.

                  4.1 Reimbursement of Expenses. During the term of Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt in writing, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Compensation/Benefit Programs. During the term of this Agreement, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including stock purchase, option, savings, retirement and deferred compensation plans.

                  4.3 Working Facilities. The Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 Other Benefits. The Executive shall be entitled to vacation time in accordance with the Company's policy for its executive officers during the term of this Agreement, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall materially interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Company shall from time to time determine.

                  4.5 Stock Options. Effective as of April 20, 2000, the Company and Executive shall enter into a stock option agreement under which the Executive shall be granted options (the "Stock Option") to purchase seventy thousand (70,000) shares of common stock (the "Common Stock") of the Company at a


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price per share equal to the NASDAQ closing price for such date. Forty thousand
(40,000) shares of the Stock Option shall be subject to a vesting schedule of one-fifth (1/5th) per year. Fifteen thousand (15,000) shares of the Stock Option shall vest upon the closing NASDAQ share price of the Common Stock being at ten dollars ($10) or more for at least ten consecutive trading days. Up to fifteen thousand (15,000) shares of the Stock Option shall vest upon the Company achieving aggregate new contract bookings (defined as "total contracted value of new sales to customers excluding hardware, maintenance, 3rd party license fees and facilities management services") for the three calendar quarters ending June 30, September 30 and December 31, 2000, as follows: 5,000 shares upon achieving new contract bookings of at least $16,000,000; 5,000 shares upon achieving new contract bookings of at least $20,000,000 and 5,000 shares upon achieving new contract bookings of at least $24,000,000. The Stock Option shall be subject to all terms and conditions of the HTE, Inc. 1997 Employee Incentive Compensation Plan as amended, and any successor plan thereto (the "Executive Incentive Compensation Plan") and all rules and regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Executive shall be eligible for the grant of additional stock options from time to time under the Executive Incentive Compensation Plan. The number of such additional stock options, and terms and conditions of such stock options shall be determined by the Committee appointed pursuant to the Executive Incentive Compensation Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Executive Incentive Compensation Plan.

         5.       Termination.

                  5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "Cause" shall mean: (a) an action or omission of the Executive which constitutes an intentional, willful and material breach of this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same, (b) fraud, embezzlement, or misappropriation of funds in connection with his services hereunder, (c) conviction of any crime which involves dishonesty or a breach of trust, or (d) material failure to satisfactorily perform or otherwise meet the Executive's duties hereunder, as reasonably determined by the Company's Board of Directors which is not cured within thirty (30) days after receipt by the Executive of written notice of the same. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability hereunder other than for: (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated in accordance with the Company's written vacation policy then in effect.

                  5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall become entitled to benefits under the Company's Long Term Disability Plan as then in effect. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled under the Company's Long Term Disability Plan. Upon any termination pursuant to this Section 5.2, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (b) pay to the Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (c) pay to the Executive (within forty-five (45) days after the end of the Bonus Period in which such termination occurs) a pro rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to the Incentive Compensation Plan; provided that the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on: (i) the portion of the Bonus Period through the end of


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the Bonus Period in which such termination occurs and (ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated in accordance with the Company's written vacation policy then in effect.

                  5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall: (a) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (b) pay to the estate of the deceased Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (c) pay to the estate of the deceased Executive (within forty-five (45) days after the end of the Bonus Period in which his death occurs) a pro rata portion (based upon the period ending on the date of death) of the Incentive Compensation, if any, for the Bonus Period in which his death occurs, as calculated pursuant to the terms of the Incentive Compensation Plan; provided that, the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which the Executive's death occurs, and
(ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated in accordance with the Company's written vacation policy then in effect.

                  5.4 Termination Not for Cause. In the case of termination of Executive's employment by Company, without Cause, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, together with additional Base Salary for a period equal to the longer of (i) the remainder of the Initial Term, if the effective date of such termination is prior to the end of the Initial Term, or
(ii) one hundred eighty (180) days; (b) pay to the Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company; and (c) pay to the Executive (within forty-five (45) days after the end of the Bonus Period in which such termination occurs) a pro rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to the Incentive Compensation Plan; provided that the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which such termination occurs and (ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of
Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated in accordance with the Company's written vacation policy then in effect.

         6.       Restrictive Covenants.

                  6.1 Non-competition. At all times while the Executive is employed by the Company and (i) for a two (2) year period after the termination of the Executive's employment with the Company for Cause or if Executive voluntarily resigns, or (ii) for a one (1) year period after the termination of the Executive's employment with the Company any of other reason, the Executive shall not, directly or indirectly, act alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business (a "Competitor") whose products or services compete

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with (i) the business of Company (for this purpose, any business that engages or intends to engage in the development, manufacturing, marketing, licensing, or sale of software applications or products that have been developed and/or marketed, or are in the process of being developed and/or marketed, by Company (the "Computer Products") at any time during the time the Executive was or is employed by the Company shall be deemed to be in competition with the Company and a Competitor) (for purposes of this Section 6.1, collectively the "Business") or (ii) the Computer Products or any upgrades, enhancements, or other releases, modifications or customizations thereof, or otherwise which enterprise is the same as or similar to the Business; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

                  6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a two (2) year period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity:
(a) employ or attempt to employ or enter into, or knowingly permit any company or business directly or indirectly controlled by such Executive, to employ or attempt to employ or enter into, any contractual arrangement with any then current or former management personnel, computer programmer or similarly skilled employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any Competitor, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such clients, other than in connection with the performance of Executive's duties under this Agreement.

                  6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.


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                  6.5      Books and Records. All books, records, and accounts
relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that the length of the term of the provisions of this
Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

                  6.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  6.8 Extension of Time. If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  6.9 Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

         7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive and his/her heirs and personal representatives and the Company and its successors, assigns and legal representatives. This Agreement is for the personal services of the Executive. The benefits hereunder are personal to the Executive and are not assignable or transferable by the Executive. This Agreement shall not be assigned by the Company to any entity or person without the prior written consent of the Executive, provided that it may be assigned by the Company without the prior written consent of the Executive to an entity or person which acquires all or substantially all of the assets of the Company by purchase, merger or consolidation. In the event of any permitted assignment, all references to the Company in this Agreement shall be deemed to mean such assignee, but the Company shall not be released from its obligations under this Agreement by virtue of the assignment of this Agreement.


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         9.       Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of Florida.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         11. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. Mail. Notice shall be sent: (a) if to the Company, addressed to 1000 Business Center Drive, Lake Mary, Florida, 32746, Attention: President, and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         12. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         15. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or


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remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:                                             EXECUTIVE:

HTE, INC.

By: /s/ Joseph M. Loughry, III                       /s/ James T. Vickers
    --------------------------                       --------------------
    Joseph M. Loughry, III                           James T. Vickers
    President and CEO